Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2012 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Baxter International’s Annual Report on Form 10-K for the year ended December 31, 2011. We also consent to the incorporation by reference of our report dated February 23, 2012 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us as experts under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

August 3, 2012